Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-208009, 333-227100 and 333-262379) on Form S-3 and (Nos. 333-45267, 333-112062, 333-140903, 333-171291, 333-177787, 333-192289, 333-214887, 333-220133, 333-228875 and 333-262380) on Form S-8 of our report dated August 18, 2023, with respect to the consolidated financial statements of Avnet, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Phoenix, Arizona

August 18, 2023